Exhibit 99

Ameron to Construct New Steel Pole Plant and Expand Position in National Transportation Infrastructure Market

PASADENA, Calif.--(BUSINESS WIRE)--January 21, 2011--Ameron International Corporation (NYSE: AMN) today announced plans to construct a new steel pole plant in Tulsa, Oklahoma. The capital investment for the 75,000-square-foot facility is expected to total approximately $35 million, and the plant should be operational within two years. The facility will include a proprietary manufacturing process and when fully operational the facility would have an annual sales capacity of up to $75 million. The manufacturing capabilities provided by this investment will allow the business to effectively compete in a broad range of product applications utilized in the national transportation market.

This strategic initiative focuses on the national transportation infrastructure market for applications, such as highway lighting, traffic signal control structures, light rail, high mast and smart grid structures, and highway signage. These are large national markets that generally benefit from federal and state funding and that are forecasted to experience long-term, steady growth to support the necessary expansion and upgrade of the U.S. transportation system. The broad steel pole product line would complement the Company’s market-leading line of decorative concrete lighting poles used in commercial and residential markets. In addition, it is expected that offering a full steel pole and concrete pole line would provide synergies throughout the distribution network.

James S. Marlen, Ameron’s Chairman, President and Chief Executive Officer, stated, “This investment represents a significant strategic growth opportunity in a market with which we have experience. With the new plant, we will have a cost-efficient, state-of-the-art manufacturing process and the capacity to grow the business.”

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000